Vertiv Delivers 22.4% Net Sales Growth; Achieves Record Backlog; Raises Full Year Guidance

•Strong net sales growth of 22.4% and organic net sales growth of 19.5%(1) compared with last year’s first quarter - with strength in all regions.
•Orders up 21% versus last year’s first quarter fueling a record backlog of $2.1 billion.
•Operating profit of $80 million and adjusted operating profit of $112 million, with operating profit margin of 7.3% and adjusted operating profit margin of 10.2%. Adjusted operating margin 790 basis points higher than prior year first quarter.
•Net cash from operating activities of $61 million increased $255 million, and free cash flow of $43 million increased $246 million from prior year first quarter. Strong quarter-end liquidity of $1.1 billion.
•Earnings per share of $0.09 and adjusted earnings per share of $0.21 exceeding guidance.
•Vertiv raises full year 2021 net sales, adjusted operating profit and adjusted EPS guidance.

COLUMBUS, Ohio April 28, 2021 – Vertiv Holdings Co (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today reported first quarter 2021 net sales of $1,098 million, an increase of $201 million, or 22.4%, compared with last year’s first quarter, and up 19.5% excluding the impact of foreign currency. Increased net sales were fueled by continued strengthening of the company’s global position in the growing cloud and colocation data center market segments. APAC regional net sales were up 59.6% (53.6% organic) favorably impacted by recovery from COVID-19 pressures compared to the prior year quarter, and lifted by continued growth in data center and telecommunication infrastructure projects. EMEA regional net sales increased 15.9% (8.8% organic) with strength in colocation markets. The Americas regional net sales increased 7.5% (7.9% organic) driven by strength in hyperscale data center demand for critical infrastructure and solutions. Orders in the first quarter were up 21% compared with last year’s first quarter, lifted by continued growth in cloud and colocation markets. Vertiv’s backlog continued to strengthen, reaching a record $2.1 billion at the end of March, increasing approximately $300 million from the end of December 2020 and $500 million from the prior year quarter.

Net income was $32 million, a $240 million improvement versus the prior year quarter, driven by a one-time $174 million loss from the extinguishment of debt that occurred in first quarter 2020, $71 million higher gross profit resulting from higher sales and $45 million lower interest expense, which was partially offset by a $74 million increase in the fair value measurement of warrant liabilities. Adjusted operating profit of $112 million increased $92 million and adjusted operating profit margin expanded 790 basis points, with favorable impacts from volume and lower fixed costs, all compared to the same quarter last year. Earnings per share of $0.09 and adjusted earnings per share of $0.21, an improvement of $0.96 and $0.86, respectively, from the prior year quarter, was driven by a $0.48 benefit from a one-time loss on debt extinguishment in the first quarter of 2020, a $0.25 benefit from higher adjusted operating profit and a $0.12 benefit from lower interest expense resulting from the debt paydown and refinancing that occurred in 2020.

“On the basis of a very strong first quarter, Vertiv’s full year 2021 is off to a good start,” said Rob Johnson, Vertiv’s Chief Executive Officer. “During the period we generated strong sales, orders remained robust and we significantly expanded adjusted operating profit margins. Our approach to business remains sound as our ‘One Vertiv’ team around the world focuses on the needs and expectations of our customers, leverages innovation to introduce new marketplace solutions and consistently achieves favorable results across key facets of the value chain.”

Dave Cote, Vertiv’s Executive Chairman, added, “I continue to be encouraged by the opportunity in front of Vertiv and this quarter clearly demonstrates our ability to execute on this great opportunity. Vertiv is a great company, in a good industry and is able to differentiate with technology that focuses on solving real customer problems. The digitization of our economy will constantly create new applications and data that will support the long-term growth of the industry and of Vertiv.”

As previously disclosed, based upon April 12, 2021 SEC guidance regarding the technical accounting for warrants issued by SPACs, Vertiv will be restating its 2020 financial statements to account for this recent directive. There is no anticipated impact on Vertiv’s non-GAAP operating metrics including adjusted operating profit, adjusted operating margin, adjusted earnings per share and free cash flow.

Free Cash Flow and Liquidity
Net cash flow provided by operating activities in the first quarter was $61 million, and free cash flow of $43 million was up $246 million from last year’s first quarter, driven primarily by $92 million higher adjusted operating profit, $79 million lower cash interest, $24 million benefit due to timing associated with trade working capital receipts and payments, and $21 million benefit from one-time costs related to the SPAC transaction that occurred in first quarter 2020. Liquidity at the end of the first quarter remained strong at $1.1 billion.

Full Year and Second Quarter 2021 Guidance
In part due to our strong first quarter performance, we are increasing our full year 2021 adjusted operating profit guidance to $595 million (at the mid-point), $20 million higher than our previous guidance. This full year guidance includes the expected negative net impact in the remainder of the year of higher commodity and freight costs.

	Prior FY2021 Guidance	FY2021 Guidance	2Q 2021 Guidance
Net sales	$4,750M - $4,800M	$4,875M - $4,925M	$1,190M - $1,230M
Organic net sales growth	6.5% - 7.5%	9.5% - 10.5%	15.0% - 19.0%
Adjusted operating profit	$565M - $585M	$585M - $605M	$120M - $130M
Adjusted operating margin	11.9% - 12.2%	12.0% - 12.3%	10.0% - 10.6%
Adjusted EPS	$1.01 - $1.06	$1.08 - $1.14	$0.22 - $0.24
Free cash flow	$275M - $295M	$290M - $310M

(1) This release contains certain non-GAAP metrics. For reconciliations to the relevant GAAP measures and an explanation of the non-GAAP measures and reasons for their use, please refer to Exhibit 99.1.

First Quarter 2021 Earnings Conference Call
Vertiv’s management team will discuss the company’s results during a conference call on Wednesday, April 28, starting at 11 a.m. Eastern Time. The call will contain forward-looking statements and other material information regarding Vertiv’s financial and operating results. A webcast of the live conference call will be available for interested parties to listen to by going to the Investor Relations section of the company’s website at investors.vertiv.com. A replay of the conference call will also be available for 30 days following the webcast.
About Vertiv Holdings Co
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Columbus, Ohio, USA, Vertiv employs approximately 20,000 people and does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Non-GAAP Financial Measures
Financial information included in the news release to which this Exhibit is attached have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Vertiv has included certain non-GAAP financial measures in the news release, as further described above, that may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. These non-GAAP financial measures include organic net sales growth (including on a segment basis), adjusted operating profit, adjusted operating profit margin, adjusted diluted EPS, and free cash flow, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures. Information reconciling certain forward-looking GAAP measures to non-GAAP measures related to second quarter and full year 2021 guidance, including organic net sales growth and free cash flow, is not available without unreasonable effort due to high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations. For the same reasons, we are unable to compute the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results. See “Reconciliation of GAAP and Non-GAAP Financial Measures” on this Exhibit 99.1 for Vertiv’s reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These statements are only a prediction. Actual events or results may differ materially from those in the forward-looking statement set forth herein. Readers are referred to Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For investor inquiries, please contact:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
T +1 614-841-6776
E: lynne.maxeiner@vertiv.com

For media inquiries, please contact:
Sara Steindorf
FleishmanHillard for Vertiv
T +1 314-982-1725
E: sara.steindorf@fleishman.com

Source: Vertiv Holdings Co

Financial News

Exhibit 99.1
Vertiv Holdings Co
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (Unaudited)
(Dollars in millions except for per share data)

	First Quarter 2021	First Quarter 2020 (as restated)
Net sales
Net sales - products	$844.0	$647.2
Net sales - services	254.4	250.1
Net sales	1,098.4	897.3
Costs and expenses
Cost of sales - products	593.4	463.2
Cost of sales - services	147.0	147.1
Cost of sales	740.4	610.3
Operating expenses
Selling, general and administrative expenses	250.1	264.8
Amortization of intangibles	31.8	32.4
Restructuring costs	2.0	(1.1)
Foreign currency (gain) loss, net	(6.9)	1.8
Other operating expense (income)	1.2	1.3
Operating profit (loss)	79.8	(12.2)
Interest expense, net	24.1	68.9
Loss on extinguishment of debt	0.4	174.0
Change in fair value of warrant liabilities	13.6	(60.6)
Income (loss) before income taxes	41.7	(194.5)
Income tax expense	10.0	13.8
Net income (loss)	$31.7	$(208.3)

Earnings (loss) per share:
Basic	$0.09	$(0.87)
Diluted	$0.09	$(0.87)
Weighted-average shares outstanding:
Basic	349,603,701	240,656,864
Diluted	353,448,585	240,656,864

Vertiv Holdings Co
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	March 31, 2021	December 31, 2020 (as restated)
ASSETS
Current assets:
Cash and cash equivalents	$677.2	$534.6
Accounts receivable, less allowances of $21.7 and $22.3, respectively	1,294.5	1,354.4
Inventories	511.1	446.6
Other current assets	183.4	183.2
Total current assets	2,666.2	2,518.8
Property, plant and equipment, net	413.0	427.6
Other assets:
Goodwill	599.8	607.2
Other intangible assets, net	1,262.7	1,302.5
Deferred income taxes	18.1	20.9
Other	201.6	196.8
Total other assets	2,082.2	2,127.4
Total assets	$5,161.4	$5,073.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$22.0	$22.0
Current portion of warrant liabilities	—	68.5
Accounts payable	737.8	730.5
Accrued expenses and other liabilities	869.2	901.8
Income taxes	16.4	18.8
Total current liabilities	1,645.4	1,741.6
Long-term debt, net	2,126.9	2,130.5
Deferred income taxes	104.0	116.5
Warrant liabilities	101.3	87.7
Other long-term liabilities	455.1	485.4
Total liabilities	4,432.7	4,561.7
Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value, 700,000,000 shares authorized, 351,516,790 and 342,024,612 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,975.6	1,791.8
Accumulated deficit	(1,299.5)	(1,331.2)
Accumulated other comprehensive (loss) income	52.6	51.5
Total equity (deficit)	728.7	512.1
Total liabilities and equity	$5,161.4	$5,073.8

Vertiv Holdings Co
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(In millions)

	First Quarter 2021	First Quarter 2020 (as restated)
Cash flows from operating activities:
Net income (loss)	$31.7	$(208.3)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	16.9	14.2
Amortization	35.3	36.3
Deferred income taxes	(7.5)	(3.6)
Amortization of debt discount and issuance costs	1.8	5.9
Loss on extinguishment of debt	0.4	174.0
Change in fair value of warrant liabilities	13.6	(60.6)
Changes in operating working capital	(44.6)	(139.2)
Stock based compensation	5.6	0.7
Changes in tax receivable agreement	1.8	9.0
Other	5.7	(23.1)
Net cash provided by (used for) operating activities	60.7	(194.7)
Cash flows from investing activities:
Capital expenditures	(16.8)	(6.7)
Investments in capitalized software	(1.1)	(1.8)
Net cash used for investing activities	(17.9)	(8.5)
Cash flows from financing activities:
Borrowings from ABL revolving credit facility	—	324.2
Repayments of ABL revolving credit facility	—	(193.1)
Borrowing on Term Loan, net of discount	—	2,189.0
Repayment on Term Loan	(5.5)	—
Repayment on Prior Term Loan	—	(2,070.0)
Repayment of Prior Notes	—	(1,370.0)
Payment of redemption premiums	—	(75.0)
Payment of debt issuance costs	—	(11.2)
Proceeds from reverse recapitalization, net	—	1,827.0
Payment to Vertiv Stockholder	—	(341.6)
Proceeds from the exercise of warrants	107.5	—
Exercise of employee stock options	0.9	—
Net cash provided by financing activities	102.9	279.3
Effect of exchange rate changes on cash and cash equivalents	(3.1)	(6.4)
Increase (decrease) in cash, cash equivalents and restricted cash	142.6	69.7
Beginning cash, cash equivalents and restricted cash	542.6	233.7
Ending cash, cash equivalents and restricted cash	$685.2	$303.4
Changes in operating working capital
Accounts receivable	$47.1	$63.8
Inventories	(68.4)	(46.0)
Other current assets	(5.3)	1.4
Accounts payable	20.7	(42.3)
Accrued expenses and other liabilities	(41.5)	(120.3)
Income taxes	2.8	4.2
Total changes in operating working capital	$(44.6)	$(139.2)

Reconciliation of GAAP and non-GAAP Financial Measures

To supplement this press release, we have included certain non-GAAP financial measures that reflect the historical financial results presented in the format of the performance metrics we are beginning to report in 2021. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Vertiv’s non-GAAP financial measures include:

•Adjusted operating profit (loss), which represents operating profit (loss), adjusted to exclude amortization of intangibles;
•Adjusted operating profit (loss) margins, which represents adjusted operating profit (loss) divided by net sales; and
•Adjusted diluted EPS, which represents diluted earnings per share adjusted to exclude amortization of intangibles.

Regional Segment Results

	First Quarter
	2021	2020	Δ	Δ%	Organic Δ%
Net sales (1)
Americas	$501.5	$466.7	$34.8	7.5%	7.9%
APAC	357.4	223.9	133.5	59.6%	53.6%
EMEA	239.5	206.7	32.8	15.9%	8.8%
	$1,098.4	$897.3	$201.1	22.4%	19.5%

Adjusted operating profit (loss)
Americas	$126.4	$91.5	$34.9	38.1%
APAC	53.1	20.9	32.2	154.1%
EMEA	33.4	20.8	12.6	60.6%
Corporate (2)	(101.3)	(113.0)	11.7	(10.4)%
	$111.6	$20.2	$91.4	452.5%

Adjusted operating profit (loss) margins (3)
Americas	25.2%	19.6%	5.6%
APAC	14.9%	9.3%	5.6%
EMEA	13.9%	10.1%	3.8%
Vertiv	10.2%	2.3%	7.9%

(1)Segment net sales are presented excluding intercompany sales.
(2)Corporate costs consist of headquarters management costs, other incentive compensation, global IT costs, and global ER&D.
(3)Adjusted operating profit (loss) margins calculated as adjusted operating profit (loss) divided by net sales.

Sales by Product and Service Offering

	First Quarter
	2021	2020(1)	Δ	Δ %	Organic Δ %
Americas:
Critical infrastructure & solutions	$279.2	$239.8	$39.4	16.4%	16.9%
Services & spares	154.2	161.6	(7.4)	(4.6)%	(4.1)%
Integrated rack solutions	68.1	65.3	2.8	4.3%	4.6%
	$501.5	$466.7	$34.8	7.5%	7.9%
Asia Pacific:
Critical infrastructure & solutions	$216.3	$116.3	$100.0	86.0%	83.2%
Services & spares	95.5	79.3	16.2	20.4%	16.1%
Integrated rack solutions	45.6	28.3	17.3	61.1%	40.6%
	$357.4	$223.9	$133.5	59.6%	53.6%
EMEA:
Critical infrastructure & solutions	$132.4	$105.4	$27.0	25.6%	18.0%
Services & spares	72.1	65.4	6.7	10.2%	3.4%
Integrated rack solutions	35.0	35.9	(0.9)	(2.5)%	(8.0)%
	$239.5	$206.7	$32.8	15.9%	8.8%
Total:
Critical infrastructure & solutions	$627.9	$461.5	$166.4	36.1%	33.5%
Services & spares	321.8	306.3	15.5	5.1%	2.8%
Integrated rack solutions	148.7	129.5	19.2	14.8%	9.6%
	$1,098.4	$897.3	$201.1	22.4%	19.5%

(1)Beginning in the second quarter of 2020, sales were moved within product and service offering categories to reflect a strategic realignment within the Company's matrix organizational structure. Comparative results for Critical infrastructure & solutions, Services & spares and Integrated rack solutions for the three months ended March 31, 2020 have been adjusted by $(37.9), $3.7, and $34.2, respectively, to reflect the strategic realignment.

Segment Information

Operating profit (loss) (1)	First Quarter 2021	First Quarter 2020
Americas	$126.4	$91.5
Asia Pacific	53.1	20.9
Europe, Middle East & Africa	33.4	20.8
Total reportable segments	212.9	133.2
Foreign currency gain (loss)	6.9	(1.8)
Corporate and other	(108.2)	(111.2)
Total corporate, other and eliminations	(101.3)	(113.0)
Amortization of intangibles	(31.8)	(32.4)
Operating profit (loss)	$79.8	$(12.2)

(1)Beginning in the first quarter of 2021, operating profit (loss) is the primary income measure used for assessing segment performance and making operating decisions. Comparative results for the three months ended March 31, 2020 have been presented in conformity with the updated format.

Reconciliation of Net Cash Provided By (Used For) Operating Activities to Free Cash Flow

	First Quarter 2021	First Quarter 2020
Net cash provided by (used for) operating activities	$60.7	$(194.7)
Capital expenditures	(16.8)	(6.7)
Investments in capitalized software	(1.1)	(1.8)
Free cash flow	$42.8	$(203.2)

Reconciliation from operating profit (loss) to adjusted operating profit (loss)

	First Quarter 2021	First Quarter 2020
Operating profit (loss)	$79.8	$(12.2)
Amortization of intangibles	31.8	32.4
Adjusted operating profit (loss)	$111.6	$20.2

Reconciliation from operating profit (loss) margin to adjusted operating profit (loss) margin

	First Quarter 2021	First Quarter 2020	Δ
Vertiv net sales	1,098.4	897.3	201.1
Vertiv operating profit	79.8	(12.2)	92.0
Vertiv operating profit %	7.3%	(1.4)%	8.7%

Amortization of intangibles	31.8	32.4	(0.6)
Vertiv adjusted operating profit	111.6	20.2	91.4
Vertiv adjusted operating profit %	10.2%	2.3%	7.9%

Reconciliation of Diluted EPS to Non-GAAP Adjusted EPS

First Quarter 2021
	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$79.8	$24.1	$0.4	$13.6	$10.0	$31.7	$0.09
Amortization of intangibles	31.8	—		—	—	31.8	0.09
Change in warrant liability	—	—	—	(13.6)	—	13.6	0.04
Pro-forma share count	—	—	—	—	—	—	(0.01)
Non-GAAP Adjusted	$111.6	$24.1	$0.4	$—	$10.0	$77.1	$0.21

(1)GAAP Diluted EPS based on 353.4 million shares (includes 349.6 million basic shares and 3.8 million potential dilutive stock options and restricted stock units). Non-GAAP Adjusted EPS based on pro-forma share count 358.8 million shares (includes 349.6 million basic shares and 9.2 million potential dilutive warrants, stock options and restricted stock units). We believe that this presentation is more representative of operating results by removing the impact of warrant liability accounting and the associated impact on diluted share count.

First Quarter 2020 (as restated)
	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$(12.2)	$68.9	$174.0	$(60.6)	$13.8	$(208.3)	$(0.87)
Amortization of intangibles	32.4	—	—	—	—	32.4	0.13
Change in warrant liability	—	—	—	60.6	—	(60.6)	(0.25)
Pro-forma share count	—	—	—	—	—	—	0.34
Non-GAAP Adjusted	$20.2	$68.9	$174.0	$—	$13.8	$(236.5)	$(0.65)

(1)GAAP Diluted EPS based on 240.7 million shares. Non-GAAP Adjusted EPS based on pro-forma share count of 362.0 million diluted shares (includes shares outstanding of 330.3 million, 25.0 million potential dilutive warrants and 6.7 million potential dilutive stock options and restricted stock units). We believe that this presentation facilitates comparison to the current period due to the impact of the reverse merger.

Vertiv Holdings Co
2021 Adjusted Guidance
Reconciliation of GAAP Operating Profit to Non-GAAP Adjusted Financial Performance

Full Year 2021 (2)
	Operating Profit	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$469.0	$87.0	$0.4	$13.6	$107.0	$261.0	$0.72
Amortization of intangibles	126.0	—	—	—	—	126.0	0.35
Change in warrant liability	—	—	—	(13.6)	—	13.6	0.04
Non-GAAP Adjusted	$595.0	$87.0	$0.4	$—	$107.0	$400.6	$1.11

Second Quarter 2021 (2)
	Operating Profit	Interest expense, net	Loss on extinguishment of debt	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS (1)
GAAP	$93.0	$20.0	$—	$—	$23.0	$50.0	$0.14
Amortization of intangibles	32.0	—	—	—	—	32.0	0.09
Change in warrant liability	—	—	—	—	—	—	—
Non-GAAP Adjusted	$125.0	$20.0	$—	$—	$23.0	$82.0	$0.23

(1)Second quarter and full year 2021 GAAP Diluted EPS and adjusted EPS based on an estimated 362 million shares (~351 million basic shares outstanding and ~11 million potential dilutive shares).
(2)Represents mid-point of guidance range.